Exhibit F

New Orleans, Louisiana
December 17, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

Referring to the Application-Declaration on Form U-1, as amended (File No. 70-10157) (hereinafter referred to as the "Application-Declaration"), filed with the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended ("Act"), by Entergy Mississippi, Inc. ("Company") contemplating, among other things, (A) the issuance and sale by the Company of not to exceed $900,000,000 in combined aggregate amount of (1) its first mortgage bonds ("First Mortgage Bonds") under a Mortgage and Deed of Trust, dated as of February 1, 1988 ("Mortgage"), as amended and supplemented, including one or more Supplemental Indentures thereto under which the First Mortgage Bonds are to be issued, and (2) its unsecured long-term debt ("Long-term Debt"), and (3) (a) through one or more special purpose subsidiaries of the Company, one or more series of preferred securities of such subsidiaries having a stated liquidation preference ("Equity Interests"), where the issuance shall involve the issuance of one or more series of the Company's unsecured subordinated debentures, unsecured promissory notes or other unsecured debt instruments and/or the Company's entering into a loan agreement and issuance of notes to support such obligations (collectively, such securities are referred to as "Notes") under an indenture or other instrument to such special purpose subsidiaries, each series of such Notes to be in an amount not to exceed the amount of the respective series of Equity Interests plus an equity contribution by the Company (the Notes issued to evidence such Equity Interests and such equity contribution not to be included in the above-referenced aggregate amount of $900,000,000), and where the payment of distributions and the amounts due upon liquidation of such entity or redemption of the Equity Interests may be guaranteed by the Company, and (b) one or more new series of the Company's Preferred Stock ("Preferred Stock"), and (B) the entering into arrangements for the issuance and sale of tax-exempt revenue bonds ("Tax-Exempt Bonds") in an aggregate principal amount not to exceed $50,000,000, including the possible issuance and pledge of one or more new series of the Company's first mortgage bonds ("Collateral Bonds") in an aggregate principal amount not to exceed $55,000,000 as security for the Tax-Exempt Bonds (where such amount is not to be included in the amount of First Mortgage Bonds in (A)(1) above), and (C) the entering into arrangements for the issuance of municipal securities ("Municipal Securities") in an aggregate principal amount not to exceed $300,000,000, including the possible issuance and pledge of one or more series of the Company's first mortgage bonds ("Municipal Collateral Bonds") in an aggregate principal amount not to exceed $350,000,000 as security for the Municipal Securities (such amount not to be included in the amount of First Mortgage Bonds in (A)(1) above), all as more fully described in said Application-Declaration, I advise as follows:

1. The Company is a corporation validly organized and existing under the laws of the State of Louisiana.

2. All action necessary to make valid the participation by the Company in the proposed transactions described in (A), (B) and (C) above will have been taken when:

(a) the Application-Declaration shall have been granted and permitted to become effective in accordance with the applicable provisions of the Public Utility Holding Company Act of 1935, as amended;

(b) appropriate final action shall have been taken by the Board of Directors and/or an Authorized Officer of the Company with respect to the proposed transactions;

(c) the agreements referred to in the Application-Declaration related to said proposed transactions shall have been duly executed and delivered by each of the proposed parties thereto; and

(d) the First Mortgage Bonds, Long-term Debt, Preferred Stock, Notes, Tax-Exempt Bonds (including, if applicable, Collateral Bonds) and Municipal Securities (including, if applicable, Municipal Collateral Bonds) shall have been appropriately issued and delivered for the consideration contemplated.

3. When the foregoing steps shall have been taken and in the event said proposed transactions are otherwise consummated (i) in accordance with the Application-Declaration and the related order or orders of the Commission, (ii) within the limits specified in the Mortgage, as amended and supplemented and as proposed to be further supplemented, and the Company's Restated Articles of Incorporation, as amended and as proposed to be further amended and (iii) in accordance with appropriate resolutions of the Board of Directors and certificates of Authorized Officer(s) of the Company:

(a) all state laws which relate or are applicable to the participation by the Company in the proposed transactions described in (A), (B) and (C) above (other than so-called "blue-sky" laws or similar laws, upon which I do not express an opinion herein) will have been complied with;

(b) the First Mortgage Bonds, Long-term Debt, Notes, Collateral Bonds and Municipal Collateral Bonds will be valid and binding obligations of the Company in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights;

(c) the Preferred Stock will be validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Company's Restated Articles of Incorporation, as amended and as they are proposed to be further amended; and

(d) the consummation of the proposed transactions by the Company will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

I am a member of the Louisiana Bar, and this opinion is limited to the laws of the State of Louisiana and the federal securities laws of the United States of America.

Very truly yours,

/s/ Mark G. Otts
Mark G. Otts
Senior Attorney - Corporate
and Securities
Entergy Services, Inc.